UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2018

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38129	04-3562403
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA 02139
Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 498-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2018, Mersana Therapeutics, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed David A. Spellman as Chief Financial Officer, effective immediately.

Mr. Spellman, age 41, joins the Company from Vertex Pharmaceuticals Incorporated (“Vertex”), where he worked for 12 years, most recently as Vice President of Corporate, Commercial and International Finance, responsible for global financial planning across the company.

There is no arrangement or understanding between Mr. Spellman and any other person pursuant to which Mr. Spellman was selected as the Company’s Chief Financial Officer. There are no related party transactions between the Company and Mr. Spellman reportable under Item 404(a) of Regulation S-K and no family relationships between Mr. Spellman and any of the Company’s directors or officers.

In connection with Mr. Spellman’s appointment, the Company entered into an employment agreement with Mr. Spellman (the “Employment Agreement”). The Employment Agreement entitles Mr. Spellman to a base salary of at least $370,000 per year and makes him eligible to receive an annual discretionary performance bonus targeted at 40% of his base salary, subject to the achievement of performance goals determined by the Compensation Committee. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion, subject to the terms and conditions of any applicable bonus plan in effect from time to time.

Mr. Spellman will receive an option to purchase 150,000 shares of the Company’s common stock, which will be issued pursuant to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan. The option will vest as to 25% of the shares on the first anniversary of the grant date and the remainder will vest in equal quarterly installments over the next three years, subject to Mr. Spellman’s continued employment with the Company.

Under the terms of the Employment Agreement, in the event that Mr. Spellman’s employment with the Company is terminated by the Company without Cause (as defined therein) or Mr. Spellman resigns for Good Reason (as defined therein), he will be eligible to receive, for nine months following the date of termination, (i) his base salary as in effect on the date of termination and (ii) provided that he timely elects to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, a portion of the COBRA or applicable state law premium contributions equal to the excess of the cost of such premiums for himself, his spouse and dependents over the amount that he would have paid for such coverage had he remained continuously employed by the Company.

In the event that Mr. Spellman is terminated without Cause or he resigns for Good Reason, in each case on or within 12 months following a Change in Control (as defined in the Employment Agreement), in lieu of the payments described above, Mr. Spellman will be eligible to receive (i) a lump sum cash severance payment equal to the sum of (A) 12 months of his base salary and (B) his annual target bonus, in each case as in effect on the date of termination, and (ii) for a period of 12 months following termination, provided that he timely elects to continue coverage in the Company’s group health plans in accordance with COBRA or applicable state law, a portion of the COBRA or applicable state law premium contributions equal to the excess of the cost of such premiums for himself, his spouse and dependents over the amount that he would have paid for such coverage had he remained continuously employed by the Company.  Additionally, Mr. Spellman’s stock options and other equity-based awards, to the extent outstanding immediately prior to his termination, will be treated as having vested in full as of immediately prior to his termination.

Mr. Spellman’s entitlement to each payment described in the two foregoing paragraphs is conditioned on his execution of a release of claims in favor of the Company and his continued compliance with a confidentiality agreement.

As a condition to his employment, Mr. Spellman entered into a Nondisclosure and Assignment of Intellectual Property Agreement with the Company. Additionally, Mr. Spellman and the Company will enter into an indemnification agreement, which will provide indemnification protection for Mr. Spellman in connection with his service as an executive officer.

A copy of the press release announcing Mr. Spellman’s appointment is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mersana Therapeutics, Inc.

By:	/s/ Eva M. Jack
Name:	Eva M. Jack
Title:	Chief Business Officer

Date:  March 12, 2018